Exhibit 4.11
REED ELSEVIER GROUP
RULES OF THE REED ELSEVIER GROUP PLC
LONG TERM INCENTIVE SHARE OPTION SCHEME
(Restated rules for the purposes of Awards granted on or after 19 April 2006 — not applicable to earlier Awards)
(Restated rules approved by the shareholders of Reed Elsevier PLC in general meeting on 18 April 2006)
(Restated rules approved by the shareholders of Reed Elsevier NV in general meeting on 19 April 2006)

THE REED ELSEVIER GROUP PLC
LONG TERM INCENTIVE SHARE OPTION SCHEME
(Restated rules for the purposes of Awards granted on or after 19 April 2006)
1. Definitions
1.1 In this Scheme, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:
Adoption Date means 8 April 2003;
Award means a conditional right to acquire Shares without payment under the rules of this Plan and for these purposes:
(a)	Award — Initial Number means the number of Shares under an Award prior to the application of the performance condition in the Schedule; and

(b)	Award — Maximum Number means the maximum number of Shares which could vest under an Award upon application of the performance condition in the Schedule;
Board means the Board of Directors of the Company;
the Committee means the remuneration committee of the Board or other duly authorised committee thereof;
Capital Reorganisation means any variation in the share capital or reserves of a Qualifying Company (including, without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation, or reduction);
the Company means Reed Elsevier Group plc;
Control has the meaning given to that word by section 840 of the Taxes Act;
Date of Grant means the date on which an Award is granted;
Dutch Share means an ordinary share in the capital of RE NV or shares representing those shares following any Capital Reorganisation of RE NV;
Employment means employment with any member of the Group;
Executive means any employee or executive director of any member of the Group or of RE PLC or RE NV whose terms of service require him to devote substantially the whole of his working time to the affairs of the Group;
Financial Year means an accounting reference period as defined in accordance with section 224 of the Companies Act 1985;

Grant Period means the period of 42 days commencing on any of the following:
(a)	the release of the Qualifying Companies’ interim (half-yearly) and/or final results in any year;

(b)	the release by the Qualifying Companies of any trading update or (if applicable to the Qualifying Companies at the time) their quarterly results for any year; or

(c)	the day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;
the Group means the Company and every company which is under the Control of the Company and member of the Group shall be construed accordingly;
the London Stock Exchange means London Stock Exchange plc or any successor body to it;
Market Value means:
(a)	in the case of a UK Share, the closing middle market quotation for a UK Share as derived from the Daily Official List of the London Stock Exchange on the Date of Grant; and

(b)	in the case of a Dutch Share, the closing price for a Dutch Share on the Amsterdam Stock Exchange on the Date of Grant;
Participant means any individual who holds a subsisting Award (including, where the context permits, the legal personal representatives of a deceased Participant);
Performance Period means the period of three Financial Years of the Company commencing with the Financial Year in which the Date of Grant of an Award falls;
Qualifying Company means each of RE PLC and RE NV;
RE NV means Reed Elsevier NV;
RE PLC means Reed Elsevier PLC;
Retirement means:
(i)	in relation to a US Participant, cessation of Employment (other than in circumstances where the US Participant’s employer was entitled to terminate the Employment for cause) where the following three conditions are all satisfied: (a) the US Participant has attained age 55, (b) the US Participant’s attained age plus completed years of service with a member of the Group is at least 65, and (c) the US Participant has given his employer at least 6 months notice of termination of Employment (or such longer period as is stipulated in the US Participant’s contract of employment); and

(ii)	in relation to all other Participants, cessation of Employment in circumstances which the Committee regards as retirement (whether at normal retirement age or at any other age);
the Scheme means this Reed Elsevier Group plc Long Term Incentive Share Option Scheme as amended from time to time (including, for Awards granted after 19 April 2006, the restated rules in this form, as amended from time to time);
Share Option Scheme means any employee share option scheme established by the Company or RE PLC, which relates to UK Shares;
Shares means a UK Share and/or a Dutch Share and Shareholder shall be construed accordingly;
Taxes Act means the Income and Corporation Taxes Act 1988;
Treasury Shares means UK Shares held in accordance with Section 162A-G of the Companies Act 1985;
the Trustees means the trustees for the time being of any appropriate employee benefit trust established by the Company or any member of the Group from time to time for the benefit of (among others) employees of the Group;
UK Share means an ordinary share in the capital of RE PLC or shares representing those shares following any Capital Reorganisation of RE PLC;
US Participant means a Participant who is subject to United States taxation by reason of being a United States national, or resident in the United States for United States tax purposes;
Vesting Date means the date on which an Award vests under rule 4.2, or such earlier date on which an Award vests in accordance with these rules; and
Vesting Shares means the number of Shares under an Award that actually vest upon application of the performance condition imposed under rule 2.3.
1.2 Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings shall be ignored in construing the Scheme.
1.3 References to any act of Parliament are to UK legislation and shall include any statutory modification, amendment or re enactment thereof.
2. Grant of Awards
2.1 The Committee may grant Awards to Executives selected by the Committee in its absolute discretion during a Grant Period. For the avoidance of doubt, no Executive shall have the right or expectation to participate in the Scheme in any Grant Period.

2.2 On granting Awards, the Company shall enter into a deed poll or take such other steps as are necessary to evidence their legal enforceability.
2.3 Save as otherwise permitted in these rules, objective conditions must be satisfied prior to the exercise of Awards. Subject to the Committee’s power to impose different conditions on the grant of an Award from time to time, such conditions shall, for Awards granted in 2006 and thereafter, consist of the conditions set out in the Schedule to this Scheme. There will be no retesting of such conditions.
2.4 The grant of an Award and/or the delivery of Shares upon vesting thereof shall be conditional on the Executive:
(a)	agreeing to comply with any arrangements specified by the Company for the payment of taxation and social security contributions (including without limitation the right to sell on his or her behalf sufficient Shares to satisfy any taxation or social security contributions liability on his or; her part for which any member of the Group may be liable) in respect of an Award; and

(b)	in relation to Participants resident in the UK, entering into any election under Chapter 2 of Part 7 of the Income Tax (Earnings and Pensions) Act 2003 specified by the Company in respect of Shares to which he is or may become entitled under the Plan (and, for other Participants, such other equivalent election as the Company may reasonably request).
2.5 As soon as practicable after the Date of Grant the Committee shall procure the issue to each Executive of a letter in respect of the Award together with access to website information, or such other information as the Committee shall make available, summarising the key terms of the Award.
2.6 Each Participant shall be required to acknowledge the right of the Committee to reduce or cancel Awards pursuant to its powers set out in the Schedule to this Scheme.
2.7 Any Executive to whom an Award is granted may, by notice in writing to the Company given within 30 days after the Date of Grant, renounce in whole or in part his or her rights under the Award. In such a case, the Award shall, to the extent renounced, be treated as never having been granted and (if already issued) the relevant certificate(s) shall be returned to the Company for cancellation or amendment. No consideration shall be payable by the Company for any such renunciation.
2.8 No Award shall be granted under the Plan later than the tenth anniversary of the Adoption Date.
2.9 Every Award granted hereunder shall be personal to the Participant and, except to the extent necessary to enable a personal representative to exercise the Award following the death of a Participant, neither the Award nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Award otherwise than as permitted under this rule 2.9 shall cause the Award to lapse.

3. Scheme and Individual Limits
3.1 No Award, or part of an Award, under which UK Shares may be issued shall be granted to the extent that the result of that grant would be that the aggregate number of UK Shares that could be issued on the exercise of that Award and any other Awards (in each case, calculated by reference to the Award — Maximum Number) granted at the same time, when added to the number of UK Shares that:
(a)	could be issued on the exercise of any other subsisting share options granted during the preceding ten years under the Scheme or any other Share Option Scheme; and

(b)	have been issued on the exercise of any share options granted during the preceding ten years under the Scheme or any other Share Option Scheme; and

(c)	could be issued on the exercise of any other subsisting rights granted during the preceding ten years under any profit sharing or other employee share incentive scheme (not being a Share Option Scheme); and

(d)	have been issued during the preceding ten years under any profit sharing or other employee share incentive scheme (not being a Share Option Scheme), would unless the Committee determines otherwise exceed 10 per cent. of the ordinary share capital of RE PLC for the time being in issue,
PROVIDED THAT Shares which may be issued on exercise of options under the Reed Elsevier plc Senior Executive Long Term Incentive Scheme (approved by the shareholders of RE NV in general meeting on 26 April 2000 and by the shareholders of RE PLC in general meeting on 27 April 2000) shall not count against the equity dilution limit in this Rule 3.1 (as provided in rule 3.1 of the rules of that scheme).
3.2 Notwithstanding the rules of any other Share Option Scheme, Shares which may be issued on exercise of Awards under the Scheme shall count only against the equivalent limit to that in rule 3.1 above, and not against any other equity dilution limit. The rules of any such other Share Option Scheme shall be deemed to be amended accordingly.
3.3 The number of Dutch Shares which may be issued pursuant to Awards granted under the Scheme from time to time shall be agreed between the Committee and RE NV before such Awards are granted PROVIDED THAT the percentage referred to in Rule 3.1 above in relation to RE PLC shall apply in relation to RE NV.
3.4 Reference in this rule 3. to the issue of Shares shall, for the avoidance of doubt, mean the issue and allotment (but not transfer) of Shares and shall include Treasury Shares so issued.
3.5 Any limit on the number of Shares granted under Awards to any Executive shall be set by the Committee from time to time.

4. Specific Provisions relating to Awards
4.1 An Award consists of a right to receive a number of Shares (not exceeding the Award — Maximum Number) following the Vesting Date.
4.2 The number of Shares that vest under an Award (that is, the Vesting Shares) shall be determined by the Committee based on the extent to which the performance conditions imposed under rule 2.3 have been fulfilled or waived in accordance with these rules. Such determination shall be made within 30 days of the preliminary announcement of results for the last Financial Year in the Performance Period, or such earlier date as is required under these rules (such date being the Vesting Date). The 30 day period shall be extended by such period as the Committee determines in the event that the Company’s share dealing code (or the Model Code) would otherwise prohibit a release of Shares.
4.3 Subject to rule 12.1, the Committee shall make arrangements to transfer Vesting Shares to Participants in satisfaction of their entitlements under Awards as soon as practicable following the Vesting Date, subject to any sale of Shares in accordance with rule 2.4.
5. Entitlement to Notional Dividends
5.1 In addition to any Vesting Shares to which a Participant becomes entitled in relation to an Award in accordance with the rules of this Scheme, the Participant shall also be entitled to a cash payment equal to the dividends (excluding any associated UK tax credit thereon) which would have been paid on the Vesting Shares during the Performance Period.
5.2 The cash payment to which the Participant becomes entitled under rule 5.1:
(a)	shall be calculated (in such manner as the Committee thinks fit) by reference to the currency of payment of the underlying dividend (and paid in such currency as the Committee thinks fit);

(b)	shall be calculated without any entitlement to interest (or other type of investment return) in the period between the dividend payment date and the Vesting Date; and

(c)	shall be paid (subject to such deductions as are required by law) within one month of the Vesting Date.
5.3 For the avoidance of doubt, the payment referred to in rule 5.1 does not represent an entitlement to actual dividends on the underlying Shares, by reason of the Participant not being beneficial owner of the Vesting Shares at that time.
6. Vesting and Lapse of Awards — Cessation of Employment
6.1 Save as otherwise provided in these rules, in the event that the Participant ceases or will cease to be an employee of a member of the Group:

(a)	by reason of resignation, the Award shall lapse automatically on the date on which the Participant gives notice of the termination of his Employment; and

(b)	for any reason where (a) does not apply, the Award shall lapse automatically on the date of the cessation of Employment.
6.2 Save as otherwise provided in these rules, where a Participant ceases to be an employee of a member of the Group by reason of:
(a)	death;

(b)	long term disability;

(c)	injury;

(d)	Retirement; or

(e)	any other reason if the Committee so decides in its absolute discretion then an Award shall continue and shall vest following maturity of the Award (when the vesting level of the Award will have been determined). The number of Shares in respect of which the Award vests shall be multiplied by A/36 where A is the number of complete months from the commencement of the Performance Period to the date of cessation of Employment PROVIDED THAT the Committee may in its absolute discretion determine that the Participant’s entitlement should not be scaled down or scaled down in part only (the extent of scaling down being determined by the Committee in its absolute discretion) and PROVIDED FURTHER THAT if the reason for cessation is the Participant’s death the Committee shall, and for all other reasons for cessation the Committee may, release Shares equal to the Award — Initial Number, but subject to scaling down and the exercise by the Committee of its discretion as aforesaid.
6.3 For the purposes of rules 6.1 and 6.2 a female Participant shall not be treated as ceasing to be an employee of a member of the Group if absent from work wholly or partly because of pregnancy or confinement until she ceases to be entitled to exercise any statutory or contractual right to return to work.
6.4 For the purposes of rules 6.1, 6.2 and 6.3 following an Award rollover pursuant to rule 10, a Participant shall not be treated as ceasing to be employed by a member of the Group until he ceases to be employed by a company which is either (i) the Acquiring Company (as defined in rule 10) or (ii) a subsidiary of the Acquiring Company (within the meaning of section 736 of the Companies Act 1985).
6.5 If a Participant:
(a)	resigns from employment with a member of the Group, or is dismissed from employment with a member of the Group in circumstances justifying summary termination under his contract of employment, and

(b)	within twelve months of the date of termination of his employment (the Termination Date), becomes an employee of a Competitor Company (as defined in this rule 6.5) and his employment with that company results in his material involvement in one or more businesses that compete with any business carried on by a member of the Group in which he had been involved in the twelve months prior to the Termination Date, he must pay to the Company, within seven days of written demand from the Company, the Relevant Amount.
The Relevant Amount is an amount equal to A minus B where:
A is an amount equal to the pre-tax gain realised by the Participant on the vesting of any Award in the period of six months prior to the Termination Date. For these purposes, the gain shall be the market value of the Shares on the Vesting Date of the Award, and such gain shall be determined irrespective of whether the Participant has sold or retained the Shares so acquired; and
B is an amount equal to the tax and social security liabilities incurred by the Participant on the vesting of the Award.
A Competitor Company shall mean any of those companies notified to the Participant from time to time.
By accepting an Award, a Participant shall be bound by this rule 6.5 notwithstanding that (i) it shall only be applicable after the release of Shares under rule 12, and (ii) whether or not the essential terms of this rule 6.5 shall have been separately notified in writing by the Company to each Participant.
7. General Offer
7.1 If any person (either alone or together with any person acting in concert with him) obtains Control of a Qualifying Company as a result of a general offer to acquire the whole of the share capital of that Qualifying Company (other than those shares which are already owned by him and/or any person acting in concert with him), in respect of Shares in that Qualifying Company which are under the Award (but not in respect of Shares in the other Qualifying Company which are or may be under the Award), Awards shall vest if and to the extent that the performance conditions imposed under rule 2.3 are met over the foreshortened period ending on the date of change of Control (subject to modification if the Committee considers that the performance conditions would be met to a greater or lesser extent at the end of the Performance Period).
7.2 Any Shares which vest pursuant to rule 7.1 shall be released within 14 days of the change of Control. Such vesting shall be without prejudice either to the operation of rule 10 or to the continuance of the Award in respect of Shares in the other Qualifying Company which are or may be under the Award.
7.3 The provisions of rules 7.1 and 7.2 shall not apply in the event that either:

(a)	the person obtaining Control of a Qualifying Company is the other Qualifying Company or a company under the Control of the other Qualifying Company; or

(b)	the Qualifying Company remains under the ultimate Control of the Shareholders of RE PLC or RE NV immediately prior to the relevant transaction affecting the Qualifying Company.
7.4 The provisions of rules 7.1 and 7.2 shall apply mutatis mutandis in the event that any person (either alone or together with any person acting in concert with him) obtains Control of the Company PROVIDED THAT Awards shall not vest under this rule 7.4 in the event that either:
(a)	the person obtaining Control of the Company is RE PLC or RE NV or a company under the Control of one or both of them; or

(b)	the Company remains under the ultimate Control of the Shareholders of RE PLC or RE NV immediately prior to the relevant transaction affecting the Company.
In the event Awards vest under this rule 7.4, Awards over Shares in both Qualifying Companies shall vest.
8. Scheme of Arrangement
8.1 If a court shall direct that a meeting of the holders of UK Shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement of RE PLC then a Participant’s Awards in respect of UK Shares (without prejudice to the continuance of the Award in respect of Dutch Shares) shall vest if and to the extent that the performance conditions imposed under rule 2.3 are met over the foreshortened period ending on the date on which the scheme of arrangement is sanctioned by the court (subject to modification if the Committee considers that the performance conditions would be met to a greater or lesser extent at the end of the Performance Period).
8.2 Without prejudice to the operation of rule 10, Awards in respect of UK Shares shall not without the consent of the Committee vest under the foregoing provisions if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company or RE PLC, such company having substantially the same shareholders and proportionate shareholdings as those of the Company or RE PLC (as the case may be) immediately prior to the scheme of arrangement.
8.3 The provisions of rules 8.1 and 8.2 shall apply mutatis mutandis to Awards in respect of Dutch Shares in the event that RE NV is subject to a legal process under Dutch law which is considered by the Committee to be broadly equivalent to section 425 of the Companies Act 1985.

9. Voluntary Winding up
9.1 The provisions of rules 7.1, 7.2 and 7.4 shall apply mutatis mutandis in the event that notice is duly given of a resolution for a voluntary winding up of a Qualifying Company PROVIDED THAT, for the purposes of this rule 9, all references in rule 7 to a change of Control or to an offer becoming unconditional in all respects shall be treated as references to the date on which notice is given for the voluntary winding-up of a Qualifying Company.
10. Award Rollover
10.1 If any company (the Acquiring Company) obtains Control of a Qualifying Company or of the Company as a result of an event referred to in rules 7 or 8, each Participant, may at any time within one month of the change of Control, with the agreement of the Acquiring Company, release any Award in respect of Shares in that Qualifying Company which has not lapsed (the Old Right) in consideration of the grant to him of a new right (the New Right) which in the opinion of the Committee and the Acquiring Company is equivalent to the Old Right but relates to shares in a different company (whether the Acquiring Company itself or another company in its group). The operation of this rule 10 on a change of Control of one Qualifying Company shall not affect the continuance of the Award in respect of Shares in the other Qualifying Company which are or may be subject to the Award.
10.2 Subject to rule 10.3, any performance condition imposed under rule 2.3 in relation to the Old Right shall not apply to the New Right unless the Committee and the Acquiring Company consider that it should so apply (subject to such modifications as they see fit).
10.3 In the event that either:
(a)	the person obtaining Control of the Company or Qualifying Company is RE PLC or RE NV or a company under the control of one or both of them; or

(b)	the Company or Qualifying Company remains under the ultimate control of the Shareholders of RE PLC or RE NV immediately prior to the relevant transaction affecting the Company or Qualifying Company,
Awards shall automatically be exchanged for New Rights as set out in rule 10.1 and the performance conditions imposed under rule 2.3 shall continue to apply (subject to such modifications as the Committee sees fit).
11. Adjustment of Awards
11.1 In the event of:
(i)	any Capital Reorganisation; or

(ii)	the implementation by a Qualifying Company of a demerger or the payment by a Qualifying Company of a super-dividend which would otherwise materially affect the value of an Award the definition of Shares and the number of Shares comprised in an Award in relation to the Shares in that Qualifying Company may be adjusted in such manner as the Committee may determine: PROVIDED THAT:
(a)	no adjustment shall take effect without the prior approval of, in respect of an Award under which Shares are to be transferred, the person holding the Shares to which the Award relates, (such approval not to be unreasonably withheld);

(b)	no adjustment shall be made pursuant to this rule (other than on a capitalisation issue) unless and until the auditors for the time being of the Company (acting as experts not arbitrators) shall have confirmed in writing to the Committee that such adjustment is in their opinion fair and reasonable.
12. Allotment or Transfer of Shares on Exercise of Awards
12.1 Subject to any necessary consents and to compliance by the Participant with the terms of the Scheme, not later than 30 days after the Vesting Date, each Qualifying Company shall either allot and issue, or procure the transfer of, Shares to the Participant (or to his nominee). Treasury Shares may be used to satisfy Awards. The Qualifying Company shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver to the Participant (or his nominee) a definitive share certificate or other evidence of title in respect of such Shares. Where the Shares are issued or transferred to a nominee of the Participant, the Participant shall remain the beneficial owner of the Shares.
12.2 Subject to rule 16.1 below, the Company may provide funds to the Trustees to enable the Trustees to purchase existing UK Shares or subscribe for new UK Shares for the purpose of the Scheme, provided that no funds may be provided to enable the Trustees to acquire UK Shares if such an acquisition would result in the Trustees holding more than 5% of the ordinary share capital of the Company in issue at that time.
13. Rights Attaching to Shares Allotted or Transferred Pursuant to Awards
13.1 All Shares allotted or transferred upon the vesting of an Award shall rank pari passu in all respects with the Shares in issue at the Vesting Date save as regards any rights attaching to such Shares by reference to a record date prior to the Vesting Date.
13.2 Any Shares acquired on vesting of Awards shall be subject to the articles of association of the relevant Qualifying Company from time to time.
14. Availability of Shares
14.1 A Qualifying Company shall at all times keep available for issue sufficient authorised but unissued Shares to satisfy all Awards under which Shares may be allotted or shall otherwise procure that Shares are available for transfer in satisfaction of Awards.

14.2 If and so long as the UK Shares are listed on the Official List of The London Stock Exchange, RE PLC will, at its expense, make application to The London Stock Exchange for admission to the Official List of UK Shares allotted in satisfaction of any Award.
14.3 If and so long as Dutch Shares are listed on the Amsterdam Stock Exchange, RE NV will, at its expense, make application to the Amsterdam Stock Exchange for admission of Dutch Shares allotted on satisfaction of any Award.
15. Administration and Amendment
15.1 The decision of the Committee shall be final and binding in all matters relating to the Scheme and the Board may at any time discontinue the grant of further Awards or amend any of the provisions of the Scheme in any way it thinks fit: PROVIDED THAT:
(a)	the Committee shall not make any amendment that would materially prejudice the interests of existing Participants except with their prior written consent; and

(b)	no amendment to the advantage of Executives or Participants may be made to:
(i)	the definition of Executive;

(ii)	the limitations on the numbers of Shares subject to the Scheme;

(iii)	the adjustment provisions of rule 11 of the Scheme;
without the prior approval of RE PLC in general meeting (and, if appropriate the prior approval of RE NV in general meeting), except in the case of minor amendments to benefit the administration of the Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Executives and Participants or any member of the Group; and

(c)	without prejudice to any provision of the Scheme which provides for the lapse of an Award, the Committee may not cancel an Award unless the Participant agrees in writing to such cancellation.
16. General
16.1 Any member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 151 of the Companies Act 1985.
16.2 The rights and obligations of a Participant under the terms and conditions of his office or employment shall not be affected by his participation in the Scheme or any right he may have to participate in the Scheme. An individual who participates in the Scheme waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Award under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant’s terms of employment shall be varied accordingly.
16.3 The existence of any Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
16.4 Any notice or other document required to be given under or in connection with the Scheme may be delivered to a Participant or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Scheme may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants).
16.5 Benefits under the Scheme shall not be pensionable.
16.6 The Company, or where the Committee so directs any member of the Group, shall pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the exercise of Awards.
16.7 These rules shall be governed by, and construed in accordance with, the laws of England.

SCHEDULE
Performance conditions attaching to awards granted
after 19 April 2006
Subject to the additional conditions set out herein, the performance conditions applicable to Awards are that:
(a)	at the Accounts Date of each Qualifying Company following the expiry of the Performance Period relating to an Award the EPS Growth over the Performance Period is at a level to cause Shares to vest in accordance with this Schedule (the EPS Performance Target); and

(b)	the number of Shares which vest (if any) in accordance with (a) above will be adjusted by reference to the level of attainment of the TSR target set out in this Schedule (the TSR Performance Target).
The combined effect of (a) and (b) is shown in paragraph 0.
The following provisions apply for the purpose of determining (i) whether the conditions set out in this Schedule have been satisfied, and accordingly (ii) the number of Vested Shares as a percentage of the Award — Initial Number.
1. Definitions
1.1 In this Schedule, terms shall have the same meaning as in Rule 1 of the Rules and, unless the context otherwise requires, the following additional terms shall have the following meanings, namely:
Accounts means the consolidated accounts of each Qualifying Company for a Financial Year drawn up in accordance with International Financial Reporting Standards (applied consistently);
Accounts Date means the date on which Accounts are published or, if the Committee so determines, the date of the preliminary announcement of final results for a Financial Year;
Annualised EPS means EPS adjusted proportionately upwards or downwards in a case where the relevant Financial Year is less than one calendar year;
Auditors means the auditors for the time being of each Qualifying Company;
Average Market Value means, in relation to a Share or an ordinary share in a company in the Comparator Group on any date, the average of the Market Values of such a share for the Dealing Days in the period of six months immediately preceding that date. For these purposes, the Market Value of:
(a)	a Share shall be determined in accordance with the definition in the rules of the Scheme; and

(b)	of an ordinary share in a company in the Comparator Group shall be calculated in the currency of the primary listing of the relevant company;
Basis Year means, in relation to each Qualifying Company, the Financial Year ending immediately before the start of the Performance Period relating to an Award;
Comparator Group means the Thomson Corporation, McGraw Hill, Reuters Group, Pearson, VNU, Wolters Kluwer, Choice Point, EMAP, Informa, United Business Media, Fair Isaac, John Wiley & Sons, DMGT, Dow Jones, Lagardere, Dun & Bradstreet, WPP and Taylor Nelson (subject to such additions, deletions and substitutions as the Committee may make in accordance with this Schedule or otherwise think fit);
Dealing Day means a date on which the London Stock Exchange (or, where the primary listing of a company in the Comparator Group is outside the UK, the exchange on which such shares are listed) is open for the transaction of business;
EPS means, for any Financial Year of the relevant Qualifying Company, the adjusted earnings per ordinary share of a Qualifying Company (excluding the amortisation of acquired intangible assets, acquisition integration costs, gains on disposals and investments, related tax effects, and movements on deferred tax balances not expected to crystallise in the near future) calculated in accordance with International Accounting Standard No. 33 or any modification to that standard PROVIDED THAT to ensure comparability of Financial Years of the Qualifying Company within the Performance Period and for the Basis Year, the Committee may:
(a)	adjust the figure to ensure that the relevant accounting standard is applied on a consistent basis in respect of years falling within the Performance Period and the Basis Year; and

(b)	adjust the figure to ensure that the rates of conversion of any currency are applied on a consistent basis in respect of years falling within the Performance Period and for the Basis Year
AND PROVIDED FURTHER THAT the Committee shall have the discretion to adjust this definition of EPS to take account of any change in recognised accounting standards or practice, fiscal regime or capital structure, to ensure consistent measurement and accountability;
EPS Growth means the percentage compound growth in the Annualised EPS of the Qualifying Companies over the Performance Period (averaged as between the two Qualifying Companies);
Final Year means, in relation each Qualifying Company, the last Financial Year in the Performance Period;
Total Shareholder Return or TSR means in relation to a Share or an ordinary share in a company in the Comparator Group over the Performance Period, the percentage increase above (or decrease below) the Average Market Value of such a share on the last date of the Basis Year, of the aggregate of:

(a)	the increase (or decrease) in the Average Market Value of such a share by the end of the Performance Period; and;

(b)	the aggregate value of dividends becoming payable during the Performance Period (excluding any tax credit) (each such dividend being deemed to be reinvested in the shares of each relevant company from the ex dividend date of the dividend), the value of such reinvested dividends being determined at the end of the Performance Period, in each case together with such other adjustments as the Committee may deem appropriate and as determined pursuant to a formula commissioned by the Committee; and
TSR Ranking means, as at the end of the Performance Period, the ranking of the Total Shareholder Return of the Qualifying Companies and the companies in the Comparator Group over the Performance Period where the company with the highest Total Shareholder Return is ranked first.
2. Shareholding Condition
2.1 An Award shall not vest unless:
(a)	at the Vesting Date the Participant holds Shares in the Qualifying Companies with an aggregate share price equal to 2 times the Participant’s basic salary from the Group as at the Date of Grant (in the case of a Participant who is a director of the Company or a Qualifying Company), 3 times the Participant’s basic salary from the Group as at the Date of Grant (in the case of the Chief Executive), and such number of Shares or salary multiple as may be determined by the Committee (in the case of all other Participants), and

(b)	the Committee is satisfied that the Participant complies with the Company’s shareholding guidelines for directors and senior executives as at the Vesting Date.
2.2 For the purposes of the condition in paragraph 2.1 the Committee shall have discretion to determine all matters relating to the satisfaction of the said condition, including the share price to be taken into account for these purposes.
3. Determining Satisfaction Of Targets At End Of Performance Period
3.1 At each Accounts Date of the Company following the expiry of a Performance Period, the Committee shall:
(a)	calculate and verify with the Auditors the EPS Growth over the Performance Period; and

(b)	arrange for a reputable provider of such information to calculate and report to the Committee on the TSR Ranking of the Company (calculated as set out above) and of each company in the Comparator Group over the relevant

Performance Period. Such calculation shall be verified by the Auditors. If at the end of the Performance Period, any of the companies in the Comparator Group has undergone a change in circumstances (such as the cessation of trading or merger with another company) the Committee may determine appropriate treatment of that company for the purpose of determining its TSR Ranking.
3.2 The number of Shares that shall vest shall be determined in accordance with the following table. For these purposes:
(a)	any level of EPS Growth (as shown in each row in the table) shall correspond with a particular TSR Ranking shown in each relevant column of the table. Such EPS Growth and TSR Ranking shall give rise to a percentage as shown in the table;

(b)	the number of Vested Shares shall be determined by multiplying the percentage shown in the table by the Award — Initial Number;

(c)	where EPS Growth is between 8% p.a. and 12% p.a., and/or TSR Ranking is between Median and Upper Quartile, the percentage of the Award — Initial Number which vests will be determined (in both cases) by reference to straight line interpolation between the relevant percentages indicated in the table.

	TSR Ranking
	Below		62.5	Upper quartile
EPS Growth	Median	Median	percentile	& above
Below 8% p.a.	0%	0%	0%	0%
8% p.a.	28%	35%	42%	49%
10% p.a.	80%	100%	120%	140%
12% p.a.& over	108%	135%	162%	189%
4. Specific Provisions Applicable to the TSR Performance Target
4.1 As indicated in the definition of Average Market Value, all share prices will be calculated in the currency of the primary listing of each relevant company.
4.2 The TSR of the Company will be deemed to be the simple average of the returns of RE PLC and RE NV (in their local currency) over the Performance Period.

5. Adjustments
5.1 The Committee may make such adjustments to the performance conditions in this Schedule as it considers appropriate to take account of any factors which are relevant in the opinion of the Committee.
5.2 Without prejudice to paragraph 5.1, the Committee may, in consultation with the Auditors, make the following adjustments in relation to the calculations to be carried out in accordance with this Schedule:
(a)	any adjustments it considers appropriate if an event occurs giving rise to an adjustment of Awards under Rule 11 of the Plan; and
(b)	any adjustments it considers appropriate if there is any modification in the calculation of TSR or in relation to the relevant accounting standard used to calculate EPS.
6. Overriding Power
6.1 The Committee may in its absolute discretion at any time reduce or cancel Awards previously granted to Participants based on the Committee’s assessment of (a) whether the EPS Performance Target and the TSR Performance Target are a fair reflection of the progress of the Group’s business having regard to underlying revenue growth, cash generation, return on capital and any significant changes in currency and inflation, and (b) individual performance of a Participant. This power shall apply even if the EPS Performance Target and the TSR Performance Target have been or are expected to be met.

APPENDIX 1
SCHEME APPLICABLE TO ELSEVIER REED FINANCE BV
If the Board wishes to grant Awards to employees of Elsevier Reed Finance BV (ERF) or of companies under the Control of ERF, it may grant Awards pursuant to this Appendix, and the following provisions shall apply:
(A)	The Rules of the Scheme shall apply to the grant of Awards under this Appendix subject to the modifications contained in the following paragraphs.

(B)	The definition of Group shall be construed as including ERF and every company which is under the Control of ERF;

(C)	The definition of Share Option Scheme shall be amended as follows:

“Share Option Scheme means any employee share option scheme established by the Company or RE PLC or ERF, which relates to UK Shares;” and

(D)	Awards shall not be granted under this Appendix without the agreement of the supervisory board of ERF.